THIS AGREEMENT dated for reference the 29th day of November, 2004.

BETWEEN:

MONICA GALAN-RIOS of Calle 1st de Mayo s/n Manzana 18, Lote 3, Col Nueva Obrera, Coatzacoalcos, Veracruz, Mexico, C.P. 96598

(hereinafter the “Vendor”)

OF THE FIRST PART

AND:

RANCHO SANTA MONICA DEVELOPMENTS INC., a Nevada corporation having a place of business at 3104 Sunnyhurst Road North Vancouver, BC, Canada V7K 2G3

(hereinafter the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A.           Pursuant to an agreement dated April 28, 2004, the Vendor acquired all possessory rights necessary for the possession and use of certain lands located in Solidaridad, Mexico covering approximately 2120 square metres (the “Entire Property”);

B.          The Purchaser wishes to acquire a portion of the Entire Property as more particularly described in Schedule A hereto (the “Purchased Property”).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the foregoing and of the mutual covenants and agreement hereinafter provided, the parties have AGREED AND DO HEREBY AGREE as follows:

1.           In consideration of the payment of the Purchase Price the Vendor hereby assigns and transfers to the Purchaser all of the Vendor’s right title and interest in and to the Purchased Property.

2.           The Purchase Price shall be $ 80,000.00 U.S. payable as follows:

a.	$ 30,000.00 in cash of which the Vendor acknowledges receipt of advances totalling $ 25,669.41 with the balance of $ 4,330.59 payable on or before December 31, 2004.

b.	$50,000.00 by way of an unsecured promissory note payable, plus interest accruing at 12% per annum, two years from the date of this Agreement.

3.          The Vendor warrants and represents to the Purchaser that the Vendor holds her interest in the Purchased Property free and clear of all liens, charges or encumbrances and that the

Vendor has the right to deal with the Purchased Property in the manner contemplated by this Agreement.

4.          The parties acknowledge that a total of nine apartment units (the “Apartment Units”) are currently under construction on the portion of the Entire Property not included in the Purchased Property (the “Reserved Property”) and that the Vendor intends to sell or lease the Apartment Units or portions of them to third parties (“Third Party Purchasers”) on completion of construction. The parties also acknowledge that septic and water services for the Apartment Units must be provided from facilities located on the Purchased Property. The Vendor agrees to purchase such services from the Purchaser at the rates set out in Schedule B. The Purchaser agrees to continue to provide such services on the same terms and conditions to any Third Party Purchasers and the Vendor agrees to cause any such Third Party Purchasers to agree to make such payments to the Purchaser.

5.          The Purchaser agrees to grant the Vendor and any persons lawfully occupying the Apartment Units, unrestricted access to the road through the Purchased Property. The Vendor agrees to grant the Purchaser and any person authorized by the Purchaser unrestricted access to the ocean through Reserved Property.

6.           The Purchaser agrees, for a period of 25 years from the date of this Agreement, to provide security, property management services, maintenance and gardening to the Entire Property and to maintain the property and gardens at a standard equal to the standard maintained by other recreational properties in the Tulum area for which the Purchaser shall receive a management/maintenance fee on a per Apartment Unit basis as set out in Schedule B. The Vendor agrees to pay such management/maintenance fees commencing on completion of construction and to cause any Third Party Purchasers to agree to pay such fees.

7.          The parties agree to enter into such formal documents in Mexico as may be required to record and register the Purchaser’s interest in the Purchased Property. Pending execution of such documents the Vendor acknowledges that she holds the interest in the Purchased Property as trustee for the Purchaser.

8.          This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

9.          Time shall be of the essence of this agreement.

10.        This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

11.        This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

12.         No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

13.         A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

14.         This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

15.          The Vendor acknowledges and agrees that O'Neill Law Corporation has acted solely as legal counsel for the Purchaser and that the Vendor has been advised to obtain independent legal advice prior to execution of this Agreement.

16.          This agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Purchaser may not assign this agreement without the consent of the Company which consent may be unreasonably withheld.

17.          This Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF the parties have executed this Agreement as of the day first above written.

SIGNED, SEALED AND DELIVERED BY MONICA GALAN-RIOS in the presence of:

/s/ Monica Galan-Rios
Signature	MONICA GALAN-RIOS

Name

Address

RANCHO SANTA MONICA DEVELOPMENTS INC.
by its authorized signatory:

/s/ Graham G. Alexander
Graham G. Alexander, President

SCHEDULE "A"

to that Agreement dated for reference
as of the 29th day of November, 2004

DESCRIPTION OF PURCHASED PROPERTY

The Western portion (the “Portion”) of the fraction of Lot #10 located at Km 8, Carretara a Tulum-Boca Paila Ejido Jose Maria Pino Suarez Municipality of Solidaridat Quintana Roo that has measurements of approximately 15 meters of waterfront by 80 meters deep by 30 meters wide on Carretera Boca Paila with the Portion being that portion contained between the Carretera Boca Paila and a line drawn between the points which are approximately 39.8 meters east of each of the northwest and southwest corners of the property, as shown on the attached drawing.

Caribbean Sea
E
N
S
O
25.10 mts
39.80 mts
39.80 mts
34.80 mts
Carretera Boca Paila

SCHEDULE "B"

to that Agreement dated for reference
as of the 29th day of November, 2004

Fees payable to Purchaser commencing on completion of construction.

Maintenance / Management Fee:	$250.00 per unit per month
- Includes security, gardening, maintenance

Service Fee	$50.00 per unit per month
- Water / Septic

The above fees shall be increased automatically on the anniversary date of this Agreement by an amount equal to the estimated percentage increase of the Purchaser’s costs of providing services over the cost for the immediately preceding year.